Exhibit 99.1

SeeBeyond Announces Stock Repurchase Program

MONROVIA, Calif.—May 5, 2005—SeeBeyond (Nasdaq:SBYN - News), provider of the world’s first fully integrated composite application network suite (SeeBeyond ICAN) for the deployment of advanced integration and composite application solutions, today announced that its Board of Directors has approved a stock repurchase program of up to $10 million of common stock over the next 24 months.

Effective immediately, the stock repurchase program will be funded using the Company’s working capital. As of March 31, 2005, SeeBeyond had approximately 85.8 million shares outstanding and $73.6 million in cash and cash equivalents. The timing and the amount of any repurchased common stock will be determined by the Company’s management based on its evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at any time.

About SeeBeyond

With more than 15 years of software innovation and real-world experience in integrating systems across Global 2000 organizations, SeeBeyond (Nasdaq:SBYN - News) delivers the industry’s first integrated composite application network built on a comprehensive integration platform. The SeeBeyond® Integrated Composite Application Network Suite(TM) helps organizations rapidly assemble and deploy enterprise-scale end-user applications built on existing systems and infrastructure to dramatically improve business operations. SeeBeyond has more than 2,000 customers worldwide, including Blue Cross Blue Shield of Massachusetts, BHP Billiton, The Cleveland Clinic, The Dial Corporation, DuPont, Florida Power & Light, Fujitsu, General Motors, Halliburton, Hertz Corporation, HP, Lockheed Martin, Pfizer, Samsung, Sprint and Sutter Health. For more information, please visit www.SeeBeyond.com.

SeeBeyond is a registered trademark of SeeBeyond Technology Corporation in the United States and select foreign countries. SeeBeyond Integrated Composite Application Network Suite is a trademark of SeeBeyond Technology Corporation. The absence of a trademark from this list does not constitute a waiver of SeeBeyond Technology Corporation’s intellectual property rights concerning that trademark. All other brands or product names are trademarks of their respective owners.

This news release includes statements that are not historical in nature and as such are intended to be forward looking statements for purposes of the safe harbor provided by the Securities Litigation Reform Act. These statements, including those related to the Company’s planned repurchase of shares of its common stock, are statements based on SeeBeyond’s current expectations, assumptions, estimates and projections, its industry and its future prospects. These statements are predictions, and actual events and results may differ materially from those forward-looking statements based on certain risks, including the future fluctuation in the public market price of the company’s common stock and the future operating results of the Company, among other factors. The forward-looking statements contained in this news release are also subject to other risks and uncertainties, including those more fully described in the Company’s filings with the Securities and Exchange Commission including its Annual Report filed on Form 10-K for the year ended December 31, 2004, and its quarterly reports on Form 10-Q. SeeBeyond does not undertake to update any forward-looking statements.

Contact:

SeeBeyond
Barry Plaga, 626-408-3100
bplaga@seebeyond.com
Andrea Williams, 415-874-3053
awilliams@seebeyond.com
Kristi Rawlinson, 214-373-1519
krawlinson@seebeyond.com